Exhibit (g)(4)

AMENDMENT TO

FOREIGN CUSTODY MANAGER AGREEMENT

This Amendment, dated as of April 10, 2018, each entity listed on Annex I attached hereto (the “Fund”) and The Bank of New York Mellon (“BNY”), who are parties to the Transfer Agency and Services Agreement dated January 17, 2018 (the “Agreement”).

WHEREAS, the parties wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.       Annex I to the Agreement (which revised version is attached) is amended to reflect the addition of the following funds as set forth below, effective April 10, 2018:

  Reality Shares Nasdaq NexGen Economy China ETF

Annex I is hereby replaced in its entirety with the attached Annex I dated the date hereof.

2.       Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.       This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

EACH OF THE FUNDS OR SERIES IDENTIFIED

IN ANNEX I

By: /s/ Tom Trivella__________________________
Name: Tom Trivella
Title:   Treasurer

THE BANK OF NEW YORK MELLON

By: /s/ Elizabeth Stubenrauch__________________

Name: Elizabeth Stubenrauch

Title:   R.E

Annex I

Fund Name	Tax Identification
Reality Shares Nasdaq NexGen Economy ETF	61-6590976
Reality Shares Nasdaq NexGen Economy China ETF